Exhibit 10.1

SECURED LOAN AGREEMENT Mortgage Investment Trust of Utah 3688 Hampton View Ct Salt Lake City, Utah 84109

BORROWER INFORMATION	Borrower Name
	Renewable Innovations, Inc.		Tax ID #
	588 West 400 South Suite 200 Lindon, Utah		DATE: October 2, 2023
Loan will range from $195,000 to $500,000
	Collateral Location (if different from above) 1551 South 400 East, American Fork, Utah 84003		Loan may increse over time to the maximum amount described above.Separate calculations will be made for each loan advance.

Note:This obligation will be transferred to Renewable Services, LLC when that entity is formed and registered with the Utah Secretary of State.

EQUIPMENT DESCRIPTION	Quantity	Make/Model	Serial Number

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF.
Maturity: January 2, 2024		Commencement Date
October 2, 2023

PAYMENT		Single payment at maturity

THIS AGREEMENT WILL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH AND YOU CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN UTAH, YOU AND WE EXPRESSLY WAIVE ANY RIGHTS TO A TRIAL BY JURY.

*The parties intend and agree that a facsimile or photocopy of this document with their signatures thereon shall be treated as an original, and shall be deemed to be as binding, valid, genuine and authentic as an original signature document for all purposes, including all matters evidence.

Mortgage Investment Trust of Utah		Renewable Innovations, Inc.
(Lender)		(Borrower)
X /s/ W. Bruce Woodruff		X /s/ Robert L. Mount
Authorized Signature		Authorized Signature

Mortgage Investment Trust of Utah		Robert L. Mount
W. Bruce Woodruff		President and CEO	October 2, 2023
Trustee	October 2, 2023

1. FINANCE AGREEMENT; DELIVERY AND ACCEPTANCE. The term of this Agreement (the “Term”) shall commence on the date set forth on the first page hereof as the Commencement Date and, provided that you have successfully performed all of your duties and obligations hereunder and that the Term has not been terminated or extended in accordance with the terms of this Agreement, the Term shall end after the number of months set forth on the first page hereof as the “Length of Term”. In consideration of our advance of funds (the “Collateral Advance”) for you to use as working capital in Renewable Innovations, Inc. You hereby unconditionally promise to repay this loan together with interest to the order of Mortgage Investment Trust of Utah with a single payment due on or before January 2, 2024 as set forth on the first page hereof (“Payments”).

3. EQUIPMENT LOCATION; USE AND REPAIR. You will keep and use the Equipment only at the Equipment Location shown in this Agreement except with our prior written consent. At your own cost and expense, you will keep the Equipment eligible for any manufacturer’s certification, in compliance with all applicable laws and in good condition, except for ordinary wear and tear. You will not make any alterations, additions or replacements to the Equipment without our prior written consent. All alterations, additions and replacements will become part of the Equipment and subject to our security interest. We may inspect the Equipment at any reasonable time.

4. TAXES AND FEES. You will pay when due, directly (unless we notify you in writing to pay such amounts to us), all taxes, fines, penalties, and other costs and expenses relating to this Agreement or the Equipment that are now or in the future assessed or levied by any state, local or other government authority. You will file all personal property, use or other tax returns (unless we notify you otherwise in writing that we will file such returns).

5. LOSS OR DAMAGE. As between you and us, you are responsible for any loss, theft or destruction of, or damage to, the Equipment (collectively “Loss”) from any cause at all, whether or not insured,until the end of this Agreement. You are required to make all Payments even if there is a Loss. You must notify us in writing immediately of any Loss. Then, at our option, you will either (a) repair the Equipment so that it is in good condition and working order, eligible for any manufacturer’s certification, (b) replace the Equipment with equipment of the same make, model and value (assuming proper maintenance) as the Equipment or (c) pay us the amounts specified in Section 9(b) below.

6. INSURANCE. You will provide and maintain at your expense property insurance against the loss, theft or destruction of, or damage to, the Equipment for its replacement value, naming us as sole loss payee. You will give us certificates or other evidence of such insurance. Such insurance will be in a form, amount and with companies acceptable to us, and will provide that we will be given 30 days advance notice of any cancellation or material change of such insurance. If you do not give us evidence of insurance acceptable to us, we have the right, but not the obligation, to obtain insurance covering our interest in the Equipment for the Term of this Agreement, including any renewal or extensions, from an insurer of our choice. We will add a charge for our insurance payment (“Insurance Charge”) to the Loan Balance. If we purchase insurance, you will cooperate with our insurance agent with respect to the placement of insurance and the processing of claims. Nothing in this Agreement will create an insurance relationship of any type between us and any other person or obligate us to provide you any insurance or insurance benefits. You hereby appoint us as your attorney-in-fact to make claims for, receive payment of, and execute and endorse all documents, checks or drafts for loss or damage under any of your insurance policies.

Borrower’s InitialsX_______

7. SECURITY INTEREST; RECORDING. In order to secure full payment and performance of all of your obligations under this Agreement, you hereby grant to us a first priority security interest in the Equipment listed in the attached Schedule A. The Equipment is intended to be and remain personal property and not fixtures. You will keep the Equipment free of all liens, charges, encumbrances, taxes and assessments. You will furnish such additional writings and information as we request from time-to-time to protect our interests under this Agreement, including financial statements, landlord or mortgagee waivers and lien subordinations. You will mark or label the Equipment if we so request to identify our security interest. You appoint us or our designee as your attorney-in-fact to execute on your behalf such instruments, documents and writings covering the Equipment as we deem necessary or desirable to protect our interest. You will notify us in writing before you change your name or form of business entity. If the Equipment is a titled vehicle we shall apply for and obtain a certificate of title for the Equipment reflecting your title to, and our lien and security interest in, the Equipment. We shall retain the original certificate of title. You shall, at your expense, take such action as shall be necessary to avoid suspension or revocation of any certificate of title, license or registration. We at our option, may secure and renew any title certificates or registration documents and you agree to cooperate with us and shall execute and deliver to us any and all such documents. Furthermore, you shall reimburse us for all reasonable cost incurred in connection with any of the foregoing, including but not limited to attorney’s fees and expenses. All presently existing and hereafter acquired Equipment in which you have or shall have pledged as security interest including any and all Security Deposits shall secure the payment and performance of all of your liabilities and obligations to us of every kind and character, whether joint or several, direct or indirect, absolute or contingent, due or to become due, and whether under presently existing or hereafter created accounts or agreements, or otherwise.

8. MISCELLANEOUS. TIME IS OF THE ESSENCE IN THIS AGREEMENT. This Agreement and the writings signed or supplied by us that are expressly made a part of this Agreement contain our entire agreement and any oral agreements are null and void. If any portion of this Agreement is legally unenforceable the remainder shall survive. This Agreement binds your successors and assigns and inures to the benefit of our successors and assigns. This Agreement is not binding on us until we sign it. Any change in any of the terms and conditions of this Agreement must be in writing and signed by us. You agree, however, that we are authorized, without notice to you, to supply missing information or correct obvious errors in this Agreement. If we delay or fail to enforce any of our rights under this Agreement, we will still be entitled to enforce those rights at a later time. All notices shall be given in writing by the party sending the notice and shall be effective when sent by overnight courier or deposited in the U.S. Mail, addressed to the party receiving the notice at its address shown on the first page of this Agreement (or to any other address specified by that party in writing) with postage prepaid. All of our rights and indemnities will survive the termination of this Agreement. It is the intention of the parties not to violate any applicable usury laws or to exceed the maximum amount of time price differential or interest, as applicable, permitted to be charged or collected by applicable law, and any such excess payment will be refunded to Payments in inverse order of maturity, and any remaining excess will be refunded to you. If you do not perform any of your obligations under this Agreement, we have the right, but not the obligation to take any action or pay any amounts that we believe are necessary to protect our interests. You agree to reimburse immediately upon our demand for any such amounts that we pay with interest at 18% per annum.

9. DEFAULT. Each of the following is a “Default” under this Agreement: (a) you fail to pay any Payment or any other payment when due, (b) you fail to perform your obligations under this Agreement or any other agreement you have with us and this failure continues for 10 days; (d) you become insolvent, you dissolve or are dissolved, or you assign your assets for the benefit of your Lenders, or are a debtor under (voluntarily or involuntarily) any bankruptcy or reorganization proceeding, (e) or a receiver is appointed to manage any aspect of your company (e) any guarantor of this Agreement dies, does not perform its obligations under the guaranty, or becomes subject to one of the events listed above, (f) you default under any other account or agreement with us that exists now or you enter into at a later date or you default on any other agreement with other creditors, (g) you fail to pay taxes or provide insurance, (h) you allow any of the Equipment to become subject to a charge or lien or subject to any other levy.

10. REMEDIES. If a Default occurs, we may do one or more of the following: (a) we may cancel or terminate this Agreement or any or all other agreements that we have entered into with you; (b) we may require you to immediately pay us, as compensation for loss of our bargain and not as a penalty, a sum equal to (i) the present value of all unpaid Payments for the remainder of the Term discounted at 4% per year, plus (ii) all other amounts due or that become due under this Agreement; (c) we may require you to deliver the Equipment to us at such location within the United States as we shall designate in compliance with any shipping instructions we provide; (d) we or our agent may peacefully repossess the Equipment without court order in which case you will not make any claims against us for damages or trespass or any other reason; and (e) we may exercise any other right or remedy available at law or in equity or any right or remedy available to a secured creditor under the Uniform Commercial Code. You agree to pay all of our costs of enforcing our rights against you, including attorneys’ fees. If we take possession of the Equipment, we may accept it in full or partial satisfaction (as the case may be) or sell or otherwise dispose of it with or without notice, at a public or private sale, and apply the net proceeds (after we have deducted all costs related to the sale or disposition of the Equipment) to the amounts that you owe us. You agree that if notice of sale is required by law to be given, 5 days’ notice shall constitute reasonable notice. You will remain responsible for any amounts that are due after we have applied such net proceeds. Forbearance as to any default shall not be deemed a waiver. Waivers are enforceable only if we specifically provide a waiver in writing that is identified as such. A waiver of any default is not a waiver of any other or subsequent default.

11. ASSIGNMENT. YOU MAY NOT ASSIGN, SELL TRANSFER OR LEASE THE EQUIPMENT OR YOUR INTEREST IN THIS AGREEMENT.

Borrower’s InitialsX_______

Exhibit A

LIST OF EQUIPMENT (AND OTHER COLLATERAL)

The following list and description of Equipment (and other Collateral) supplements and forms a part of Equipment Finance Agreement dated October 2, 2023, between Renewable Services LLC creditor) and Renewable Innovations, Inc. (Borrower) and may be attached to said Equipment Finance Agreement and any related Uniform Commercial Code financing statements, or other Loan Document describing the Equipment (and other Collateral).

Equipment Description:

QUANTITY	DESCRIPTION (e.g. Year, Make, Model)	SERIAL NUMBER/VIN
1	MEC-H Product including Great Dane Trailer And all attached equipment	1GR1A0628MB315252
1	MEC-S Product including Great Dane Trailer And all attached equipment including solar flower petals.	1GR4M0623NH420512
1	International Tractor	3HSDZAPR9KN291844
1	Charmac Trailer Stealth	4RYG262B1NT121926
1	Hyster Forklift	A380V12027V
1	Great Dayne 53’Dry Van Trailer	1GR1A0622PT512478
1	Great Dayne 53’ Dry Van Trailer	1GR1A0622PT512481
1	Great Dayne Flatbed Trailer	1GR4M0624PH512893

Equipment Location: 1551 South 400 East, American Fork, Utah 84003

All personal property, equipment or vehicles (tractor and trailers) listed above, together with any and all attachments, accessions, appurtenances, additions, replacements, improvements, modifications and substitutions thereto shall be part of the collateral.

Borrower has granted to Creditor in the Agreement and does hereby grant to Creditor a first priority security interest in the Equipment as security for the due and punctual payment of any and all of the present and future Obligations of Borrower to Creditor.

*The parties intend and agree that a facsimile or photocopy of this document with their signatures thereon shall be treated as an original, and shall be deemed to be as binding, valid, genuine and authentic as an original signature document for all purposes, including all matters evidence.

Renewable Innovations, Inc. (Borrower)		Mortgage Investment Trust of Utah (Lender)

By:	/s/ Robert L. Mount	By:	/s/ W. Bruce Woodruff
Printed Name:	Robert L. Mount		W. Bruce Woodruff
Title:	President and CEO	Title:	Trustee